EXHIBIT 10.1

                                  CONFIDENTIAL
                 NEGOTIATED SETTLEMENT AND RELEASE OF ALL CLAIMS

         This Confidential Negotiated Settlement and Release of All Claims ("Agreement") is made and entered into between Jill D. Burchill ("Employee") and Imation Corp. ("Imation"). EMPLOYEE UNDERSTANDS THAT EMPLOYEE CANNOT SIGN THIS AGREEMENT UNTIL AT LEAST TWENTY-ONE (21) DAYS AFTER EMPLOYEE HAS RECEIVED THIS AGREEMENT, WHICH WAS ON MARCH 31, 1998.

         WHAT IMATION AGREES TO DO

         In return for this Agreement and for Employee's resignation from Imation as described herein and in full and final settlement, compromise, and release of all of Employee's employment-related claims (as described in section 2 below), but not as earnings used to calculate retirement benefits, Imation agrees to provide Employee consideration as follows:

         A. Imation agrees to pay Employee the amount of Five Hundred Sixty-two Thousand Five Hundred Thirty Dollars ($562,530.00) less applicable deductions, such as federal, state, local and FICA payroll tax deductions. Payment processing will begin following the expiration of fifteen (15) days after Employee signs this Agreement, so long as Employee does not exercise Employee's right to rescind this Agreement pursuant to section 3.L. below.
         B. Imation will also provide Employee with outplacement assistance through an agency of Employee's choosing, in an amount not to exceed Thirty Thousand Dollars ($30,000) in services. Employee and Imation agree that invoices for outplacement services will be sent directly to Imation for payment.
         C. In the event that Employee elects continuation of benefits through COBRA, Imation will cover the full cost of Employee's benefit coverage for a period of 18 months or until Employee becomes covered by another employer, whichever comes first.
         D. Notwithstanding Section 10 of Imation's 1996 Employee Stock Incentive Plan, upon termination of Employee's employment with Imation, all outstanding stock options held by Employee, which are listed on Exhibit A attached hereto, will become immediately exercisable in full AND MUST BE EXERCISED NO LATER THAN DECEMBER 31, 1999. ALL OF EMPLOYEE'S OUTSTANDING STOCK OPTIONS WILL TERMINATE ON DECEMBER 31, 1999.
         E. Imation will continue to pay Employee's Split Dollar Life Insurance Policy through September, 1999.

         Employee understands and agrees that Imation is under no separate obligation to make such payments and benefits available to Employee


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and that they are offered to Employee solely in exchange for this Agreement, and as an accommodation to obtain Employee's resignation from Imation. Accrued but unused vacation pay and personal holidays will be paid separately pursuant to normal Imation policy.



2. WHAT EMPLOYEE AGREES TO DO

As a condition to receiving the above payments and benefits, Employee agrees as follows:

         A. Employee must return all Imation property currently in Employee's possession, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards. Employee acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above.
         B. Employee also agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on any corporate credit cards. If Employee fails to make such payments as of the date Employee signs this Agreement, Employee agrees that Imation may deduct any monies owed from the Agreement payments, if no other written arrangements are made for repayment by the date this Agreement is signed.
         C. Employee hereby irrevocably and unconditionally releases and forever discharges Imation from any and all federal, state or local charges, claims, controversies, causes of action, damages, costs, attorneys' fees, or liabilities of any nature, both past and present, known and unknown, including but not limited to claims arising under federal, state, local, and common laws and under any regulations of any jurisdiction that in any way relate to employment and termination of employment existing at any time up to and including the date of this Agreement, that Employee now may have, ever have had, or in the future may have against Imation; and Employee further agrees not to commence suit or file any administrative claim, based upon any of the foregoing. This Agreement specifically includes, but is not limited to, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any state or local human rights act, claims for wrongful termination, breach of contract, and tort claims (for example, defamation, emotional distress or any tort or negligence-based claim). Employee expressly acknowledges that this Agreement also is intended to include in its scope, without limitation, all


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              claims that Employee does not know of or expect to exist in
              Employee's favor at the time Employee signs this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims except as expressly provided in this Section.
              THE EMPLOYEE IS NOT WAIVING ANY RIGHTS FOR EVENTS ARISING AFTER THE DATE OF THIS AGREEMENT.
         D. The foregoing does not release Employee from compliance with Employee's Imation Employee Agreement, and in consideration of the payments made in Section 1 above, Employee acknowledges her continuing obligations under the Imation Employee Agreement.
         E. Employee also agrees that following Employee's termination from Imation, Employee will not make disparaging remarks about Imation, will not interfere with Imation's business relationships with its customers, vendors, or distributors, and will not solicit Imation employees, either on behalf of Employee or any third party, to resign from Imation to work for Employee or any third party.
         F. As further consideration for this Agreement, Employee agrees that if requested by Imation, Employee will make herself available at reasonable times to assist and cooperate with Imation in the litigation of any lawsuits or claims, and agrees to be available to Imation to testify honestly with regard to such lawsuits or claims if Employee is determined by Imation to be a material witness. Similarly, Employee agrees that she will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against Imation, or with their attorneys or agents; and will notify Imation when and if the Employee is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against Imation. It is understood and intended that nothing in this paragraph shall prevent Employee from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Imation.
         G. Employee agrees that Imation shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Agreement, without the necessity of proving actual damages. Such injunctive relief shall be in addition to any other damages that may be available at law. Employee also acknowledges that if Imation is required to bring an action to enforce its rights under this Agreement, it shall be entitled to recover its attorney's fees and costs associated with such an action, if Imation prevails.

3. OTHER UNDERSTANDINGS, AGREEMENTS, AND REPRESENTATIONS

         A. Employee agrees that Employee's Imation employment will terminate on April 1, 1998, and such termination will be deemed to be a resignation. Employee further understands and


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              agrees that Employee will not be eligible for and will not receive consideration, severance pay or benefits under any other group Income Assistance Pay Plan for which Employee might otherwise have been eligible.
         B. Employee understands that the term Imation, as used in this Agreement, includes: (1) its past, present, and future divisions, subsidiaries, affiliates successors and assigns, and their officers, directors, employees, agents, insurers and legal counsel; (2) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Employee agrees that this Agreement binds Employee and also binds Employee's heirs, executors, administrators, assigns, agents, partners and successors in interest.
         C. Employee agrees that this Agreement and the payment of money and benefits to Employee by Imation is not an admission by Imation of any violation of Employee's rights or of any statutory or other legal obligation.
         D. Employee represents that no right, claim, or cause of action covered by this Agreement has been assigned or given to someone else.
         E. Employee represents that, at any time in the future, Employee will not apply for employment with Imation in any capacity, subject to the provisions of Section 2(F).
         F. Employee represents that Employee will keep the terms of this Agreement strictly confidential, except that Employee may tell Employee's spouse, legal counsel and tax advisor. In the event Employee chooses to communicate any information about the existence of the Agreement or any of its terms to Employee's spouse, legal counsel and/or accountant or investment advisor, Employee shall instruct such persons that information about the existence of the Agreement and its terms are confidential and that the spouse, legal counsel or accountant is not to disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, the information to any other party, entity, person (including any current or former employee of Imation), company, government agency, publication or judicial authority. Employee may also disclose information regarding the Agreement (1) to the extent necessary to report the sum awarded to appropriate taxing authorities or (2) in response to any subpoena issued by a state or federal governmental agency or court of competent jurisdiction; provided, however, that notice of receipt of such order or subpoena shall be promptly communicated to Imation by telephone and in writing (Mr. Timothy Y. Wong, Imation Legal Affairs, 1 Imation Place, Oakdale, Minnesota 55128, telephone 612-704-7648) so that Imation shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to any response to such order or subpoena. Any court reviewing a subpoena should be aware that part of the consideration for the Agreement is the


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              agreement of Employee not to testify regarding the existence of the Agreement or any of its terms.
         G. This Agreement contains the entire understanding between Employee and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated except as provided in section 3.J. unless such modification, amendment, or termination is executed in writing by Employee and Imation.
         H. Employee agrees that Imation may use this Agreement to secure withdrawal of any federal, state, or local charge Employee might have filed or will file, that Employee will sign any document necessary to obtain the withdrawal of any such charge, and that Employee waives the right to receive monetary damages or other legal or equitable relief awarded by any governmental agency related to any such charge.
         I. Employee represents and certifies that Employee: has received a copy of this Agreement for review and study and has had at least twenty-one (21) days for study and review before being asked to sign it; has read this Agreement carefully; has been given a fair opportunity to discuss and negotiate the terms of this Agreement; understands its provisions; is and has been advised and encouraged to consult an attorney; has determined that it is in Employee's best interest to enter into this Agreement; has not been influenced to sign this Agreement by any statement or representation by Imation not contained in this Agreement; and enters into this Agreement knowingly and voluntarily.
         J. Employee understands that pursuant to the provisions of Minnesota Statutes [C167] 363.031, subd. 2, Employee may rescind this Agreement by notifying Imation of Employee's desire to do so in a writing delivered to Imation personally or by certified mail, return receipt requested, within fifteen (15) calendar days of Employee's execution of this Agreement. To be effective, such notice of rescission, if mailed, must be postmarked within the fifteen (15) day period and addressed as follows:

                                    Patty Meagher
                                    Imation Corp.
                                    Legal Affairs
                                    1 Imation Place
                                    Pioneer Building 1S-14
                                    Oakdale, MN  55128

         K. In case any part of this Agreement is held invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable, EXCEPT THAT, if paragraph 2 of this Agreement is held invalid, illegal, or unenforceable,

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              this Agreement is voidable, and, if Employee seeks to void this
              Agreement, Employee understands and agrees that Employee will repay the total amount of consideration paid to Employee under this Agreement.
         L. Any dispute arising between Employee and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Employee and Imation.
         M. The agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.



ACCEPTED AND AGREED:               IMATION CORP.



 /s/ Jill D. Burchill              By  /s/ William T. Monahan
Jill D. Burchill                       William T. Monahan
                                     Its President & CEO


Date:  April 21, 1998              Date:  May 7, 1998






RESIGNATION:

I HAVE READ THE FOREGOING AGREEMENT, HAVE HAD A CHANCE TO REVIEW IT WITH MY FAMILY AND LEGAL COUNSEL AND FREELY SIGN IT FULLY REALIZING THAT I HAVE RESIGNED FROM IMATION EFFECTIVE APRIL 1, 1998.


                                     /s/ Jill D. Burchill
                                         Jill D. Burchill

                                     Date: April 21, 1998


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                                   EXHIBIT A
                                 STOCK OPTIONS

                                                        Option
Date of Expiration   Name of Grant        # of shares    Price     Vesting
------------------   -------------        -----------   -------    -------
      7/31/96        Global Share               100      $22.38    Yr. 1 - 50%; Yr. 2 - 100%
                                                                   10 years

      7/31/96        Mega Grant/             24,000      $22.38    Yr. 3 - 50%; Yr. 4 - 75%
                     Key Employee Grant                            Yr. 5 - 100% 10 years

      8/1/96         Mgmt. Option             8,560      $22.90    Yr. 1 - 100%
                     (3M Replacement)                              10 years

      8/11/97        Mega Grant/             18,000      $25.00    Yr. 3 - 50%; Yr. 4 - 75%
                     Key Employee Grant                            Yr. 5 - 100% 10 years